Exhibit 99.1

Ratner Retires from RPM Board of Directors

MEDINA, Ohio – January 24, 2017 – RPM International Inc. (NYSE: RPM) today announced that Charles A. Ratner, 75, has retired from its board of directors after almost 12 years of service to the company. Ratner served on the board’s compensation committee.

“It has been an honor and a privilege to work with the other experienced business leaders on RPM’s board and with its talented executive team. I am proud to have contributed to RPM’s growth and success,” Ratner stated. “I have always been impressed with RPM’s dedication to its core values of integrity, commitment to the community and responsible entrepreneurship. It’s a great company with a great future.”

Ratner retired from Forest City Realty Trust, Inc. (formerly Forest City Enterprises, Inc.), on December 31, 2016, after 50 years with the diversified real estate development company. He was most recently Forest City’s chairman, a post he was elected to in 2011. Prior, Ratner served as president and CEO of Forest City since 1993 and 1995, respectively.

“During Chuck’s tenure, RPM’s annual sales have nearly doubled from $2.6 billion to more than $5 billion, and the annual dividend paid to our shareholders has increased from $0.60 to $1.20 per share. His contributions played an important role in this strong performance,” stated RPM Chairman and CEO Frank C. Sullivan. “On a personal note, I will always be extremely grateful to Chuck for the wise counsel he has provided me over the years, particularly concerning difficult decisions and significant challenges. On behalf of all of RPM, I wish him well in retirement.”

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Euclid Chemical and RPM Belgium Vandex. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat and TCI. Additional details can be found at www.rpminc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations, at 330-273-5090 or bslifstein@rpminc.com.

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